Exhibit 5.1

December 26, 2006
Dynavax Technologies Corporation
2929 Seventh Street, Suite 200
Berkeley, California 94710
Attn: Deborah A. Smeltzer
Glen Y. Sato
T: (650) 843-5502
gsato@cooley.com

Re:       Dynavax Technologies Corporation
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Dynavax Technologies Corporation (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering Common Stock of the Company that is being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Common Stock being registered is $100,000,000.
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”), each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, and in reliance thereon, with respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of such Common Stock has been duly authorized by all necessary corporate action on the part of the Company (iii) a sufficient number of shares of Common Stock are authorized or reserved and available for issuance, (iv) the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and (v) the issuance and sale of such shares of Common Stock do not violate any applicable law, are in conformity with the Company’s then operative Certificate and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the shares of Common Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.
FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Dynavax Technologies Corporation
December 26, 2006
Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Sincerely,

Cooley Godward Kronish llp
By:	/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM